Exhibit 99.1

Chaparral Energy and Bayou City Energy Announce STACK Drilling Joint Venture

Oklahoma City, September 25, 2017 — Chaparral Energy, Inc. (OTCQB: CHPE) and Bayou City Energy (BCE) today announced the formation of a drilling joint venture between their affiliates to fund further development of Chaparral’s 110,000-acre STACK position.

“We are pleased to announce our partnership with Bayou City, whose significant investment experience and success in the STACK is a further testament to the value and potential of Chaparral’s Garfield and Canadian County assets,” said Chaparral Chief Executive Officer Earl Reynolds. “Their flexible E&P investment platform and ability to execute on unique, operator-friendly transaction structures will allow us to accelerate our STACK development plans in both Canadian and Garfield counties, while maintaining our low-cost structure and corporate balance sheet.”

Under the Joint Development Agreement (JDA), BCE will fund 100 percent of the drilling, completion and equipping costs associated with 30 joint venture STACK wells, subject to average well cost caps that vary by well-type across location and targeted formations, resulting in a maximum capital commitment of approximately $100 million for the first tranche. The first tranche of JDA wells, which will be drilled and operated by Chaparral, include 17 wells in Canadian County and 13 wells in Garfield County, with the ability to expand the partnership to drill additional tranches in the future.

“We are thrilled to partner with Earl Reynolds and his team at Chaparral in developing these targeted drilling locations in Canadian and Garfield counties,” said BCE Founding Partner William McMullen. “Chaparral has demonstrated a track record of being a consistent, low-cost operator, while still being able to achieve high production rates and strong EURs. We expect the development program to deliver favorable economic returns even in today’s challenging commodity price environment.”

In exchange for funding, BCE will receive wellbore-only interest in each well totaling an 85 percent working interest until the program reaches a 14 percent internal rate of return. Once achieved, ownership interest in all wells will revert such that Chaparral will own a 75 percent working interest and BCE will retain a 25 percent working interest of Chaparral’s leasehold interest in each well.

Chaparral will retain all acreage and reserves outside of the wellbore, with both parties paying lease operating expenses based on relative ownership interests.

Drilling has already commenced on the first joint venture well.

“Chaparral’s tremendous STACK acreage position, coupled with their proven ability to repeatedly deliver strong results while maintaining some of the lowest drilling and completion and lease operating costs in the industry has them well positioned to become a key player within the STACK,” said BCE Partner Mark Stoner. “BCE is excited to enter into this partnership as we work together to unlock the vast potential of Chaparral’s Garfield and Canadian County STACK acreage.”

About Chaparral
Chaparral is an independent oil and natural gas exploration and production company headquartered in Oklahoma City. Founded in 1988, Chaparral is a leading Mid-Continent operator with focused operations in Oklahoma’s fast-growing STACK Play. The company has potential production reserves of more than 1 billion barrels of oil equivalent and approximately 400,000 net surface acres, of which approximately 110,000 acres are in the highly economic, prolific STACK Play. For more information, please visit chaparralenergy.com.

About Bayou City Energy
Bayou City Energy is a private equity firm founded in 2015 to focus on making investments in the North American upstream oil and gas sector. BCE targets privately negotiated investments through two complementary strategies: providing buyout and growth equity capital for operators with current production and exploitable upside and partnering with operators to provide dedicated drilling capital in off-balance sheet structures. The BCE team, combined with the firm’s advisory board and strategic relationship with Argus Energy Managers, provides operators access to expertise, capital and trusted partnership. For more information about Bayou City Energy, please visit bayoucityenergy.com, call 713-400-8200 or email info@bayoucityenergy.com.

Statements made in this release contain “forward-looking statements.” These statements are based on certain assumptions and expectations made by Chaparral, which reflect management’s experience, estimates and perception of historical trends, current conditions, anticipated results and benefits of the joint development agreement, potential for reserves and drilling, completion of current and future acquisitions, and growth, benefits of acquisitions, future competitive position and other factors believed to be appropriate. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our ability to find oil and natural gas reserves that are economically recoverable, the risk that we may not receive all or any of the anticipated benefits under the joint development agreement, the volatility of oil and natural gas prices, the uncertain economic conditions in the United States and globally, the decline in the reserve values of our properties that may result in ceiling test write-downs, our ability to replace reserves and sustain production, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in prospect development and property acquisitions or dispositions and in projecting future rates of production or future reserves, the timing of development expenditures and drilling of wells, the impact of natural disasters on our present and future operations, the impact of government regulation and the operating hazards attendant to the oil and natural gas business. Please read “Risk Factors” in our annual reports on form 10-K and other public filings. We undertake no duty to update or revise these forward-looking statements.

Media Contact
Brandi Wessel

Manager – Communications

405-426-6657

brandi.wessel@chaparralenergy.com

Investor Contact
Joe Evans

Chief Financial Officer

405-426-4590

joe.evans@chaparralenergy.com